EXHIBIT 99.1

December 27, 2005

iPAYMENT, INC.	FOR IMMEDIATE RELEASE
40 Burton Hills Boulevard, Suite 415
Nashville, TN 37215
(615) 665-1858
Contact: AFSHIN M. YAZDIAN, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, iPAYMENT, INC.
iPAYMENT ANNOUNCES DEFINITIVE MERGER AGREEMENT
FOR $43.50 IN CASH PER SHARE
Nashville, TENN. — iPayment, Inc. (Nasdaq: IPMT) today announced that it has signed a merger agreement with iPayment Holdings, Inc. (“Holdings”) and iPayment MergerCo, Inc., pursuant to which iPayment’s stockholders (other than Holdings) would receive $43.50 per share in cash in exchange for their iPayment shares. Holdings is a Delaware corporation newly formed by Gregory S. Daily, iPayment’s Chairman and Chief Executive Officer, and Carl A. Grimstad, iPayment’s President. iPayment MergerCo is a wholly-owned subsidiary of Holdings formed for the purpose of effecting the merger. In order to finance the transaction, Holdings has received a commitment letter for $760.0 million from Bank of America, N.A. and certain of its related entities, and equity commitments of up to $206.6 million from Mr. Daily and Mr. Grimstad on their own behalf and on behalf of certain related parties. The merger, which is anticipated to be completed in the first half of 2006, is subject to the receipt of financing necessary to complete the transaction on the terms set forth in the commitments obtained by Holdings (or on other terms not less favorable to iPayment and Holdings, as determined by Holdings in its reasonable discretion), regulatory approvals, the approval of iPayment’s stockholders (including the approval of a majority of the stockholders of iPayment who are unaffiliated with Holdings), and other customary conditions.
Upon completion of the merger, each issued and outstanding share of iPayment’s common stock will be converted into the right to receive $43.50 in cash without interest (other than shares of iPayment’s common stock held by Holdings or any of its subsidiaries immediately prior to the effective time of the merger and shares of iPayment’s common stock held by iPayment or any of its subsidiaries, or shares held by iPayment’s stockholders who perfect their appraisal rights under Delaware law). The transaction price of $43.50 per share represents an increase of $5.50 per share, or 14.5%, over Mr. Daily’s original proposal of $38.00 per share for the acquisition of iPayment and a premium of $11.95 per share, or 37.9%, over the $31.55 closing price of the stock on May 13, 2005, the last trading day prior to Mr. Daily’s original proposal for the acquisition of iPayment. Following completion of the merger, iPayment will continue its operations, but as a privately held company.

A Special Committee of iPayment’s Board of Directors, which comprised a majority of the entire Board and made up all of the independent directors of iPayment, unanimously approved the transaction. The transaction was also approved by iPayment’s entire Board of Directors, with Mr. Daily abstaining.
The Special Committee was formed on May 16, 2005 in response to Mr. Daily’s original proposal announced on that date. As part of its process, the Special Committee investigated strategic alternatives available to iPayment for the purpose of enhancing stockholder value, including the possibility of a sale of the company and alternatives that would keep iPayment independent and publicly owned. The Special Committee solicited bids from a number of third parties, before concluding that the Holdings proposal represented the highest price reasonably available to iPayment and was fair from a financial point of view to iPayment’s unaffiliated stockholders.
Lazard Frères & Co. LLC acted as the Special Committee’s financial advisor. Akin Gump Strauss Hauer & Feld LLP served as counsel to the Special Committee, and Debevoise & Plimpton LLP represented Holdings, Mr. Daily and Mr. Grimstad. The Company’s regular outside counsel, White & Case LLP, provided advice to the Company in connection with the transaction.
iPayment was originally incorporated as iPayment Holdings, Inc. in Tennessee in February of 2001 and was reincorporated in Delaware under the name iPayment, Inc. in August of 2002. iPayment is a provider of credit and debit card-based payment processing services to over 130,000 small merchants across the United States. iPayment’s payment processing services enable merchants to process both traditional card-present, or “swipe,” transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.
AVAILABILITY OF PROXY STATEMENT; PARTICIPANTS IN SOLICITATION
iPayment stockholders are not being asked to take any action at this time. It is anticipated that a Special Meeting of the stockholders of iPayment will be held in the first or second quarter of 2006 to consider the merger, with the exact timing dependent on the completion of necessary filings.
This press release may be deemed to be solicitation material in respect of the proposed merger. iPayment and its directors and executive officers may be deemed to be participants in the solicitation of proxies from iPayment stockholders in connection with the merger. Information about the directors and executive officers of iPayment and their ownership of iPayment stock is set forth in the proxy statement for iPayment’s 2005 Annual Meeting of Stockholders and will be set forth in the proxy statement relating to the Special Meeting.
In connection with the proposed merger, iPayment plans to file a preliminary proxy statement on Schedule 14A and Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission. The information contained in such preliminary filings will not be complete and may be changed. The definitive proxy statement will be mailed to the stockholders of iPayment containing information about iPayment, iPayment Holdings, Inc., iPayment MergerCo, Inc., Gregory S. Daily, Carl A. Grimstad, the merger and related matters. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND SCHEDULE 13E-3 CAREFULLY WHEN THEY ARE AVAILABLE, AS SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER.
iPayment will provide stockholders with copies of the definitive proxy statement when it becomes available, free of charge. In addition, documents filed by iPayment with the SEC will be available free of charge at the SEC’s website at www.sec.gov. Stockholders may also obtain copies of these documents without charge by requesting them in writing from iPayment, Inc., 40 Burton Hills Boulevard, Suite 415, Nashville, Tennessee, 37215, Attention: General Counsel and Secretary, or by telephone at (615) 665-1858.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements that involve risks and uncertainties relating to future events, including whether and when the proposed merger will be consummated. A variety of factors could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. These factors include, but are not limited to, risks that stockholder approval and regulatory clearances may not be obtained in a timely manner or at all, that an order or injunction may be imposed prohibiting or delaying the merger and that any other conditions to the merger may not be satisfied. iPayment assumes no obligation to update the forward-looking information.